Exhibit 4.4
Consent of Gary Giroux
     I, Gary Giroux, hereby confirm that I have read the Offer and Circular of Fronteer Development Group Inc. (the “Company”) furnished with the Company’s offer dated January 23, 2009 to purchase all of the issued and outstanding common shares of Aurora Energy Resources Inc., which Offer and Circular incorporates by reference the Company’s annual information form dated March 27, 2008 for the year ended December 31, 2007 (the “AIF”).
     I hereby consent to the use of my name in connection with references to my preparation or involvement in the preparation of the following technical reports in the AIF or other documents incorporated by reference therein: (i) the technical report dated February 19, 2007 as amended March 1, 2007 entitled “The Exploration Activities of Aurora Energy Resources Inc. on the CMB Uranium Property, Labrador, Canada During the Period January 2006 to January 2007” prepared together with Dr. D.H.C. Wilton, and (ii) the amended technical report dated November 20, 2007 entitled “The Exploration Activities of Aurora Energy Resources Inc. on the CMB Uranium Property, Labrador, Canada, During the Period January 1, 2007 to December 31, 2007” prepared together with Christopher Lee, Dr. D.H.C. Wilton, Mark O’Dea, Jim Lincoln and Ian Cunningham-Dunlop (collectively, the “Technical Reports”). I further consent to the inclusion in the Offer and Circular and the registration statement on Form F-8 filed with the United States Securities and Exchange Commission (the “Registration Statement”) of the Technical Reports (through the inclusion by way of incorporation by reference of the AIF in the Offer and Circular) and of extracts from or a summary of the Technical Reports in the Offer and Circular and the Registration Statement or any documents incorporated by reference therein.
     I also hereby confirm that I have read the Technical Reports and extracts from or a summary of the Technical Reports contained in the Offer and Circular and the Registration Statement by way of incorporation by reference of the AIF and that I have no reason to believe there are any misrepresentations in the information contained therein that is derived from the Technical Reports or that is within my knowledge as a result of the services that I have performed in connection with the Technical Reports.

January 23, 2009	(signed) Gary Giroux
Gary Giroux, P.Eng.